Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Adolor Corporation	Sam Brown, Inc. (media)
Michael R. Dougherty	Mike Beyer (312) 961-2502
Senior Vice President, COO and CFO	Stern Investor Relations (investors)
(484) 595-1500	Lilian Stern (212) 362-1200

ADOLOR CORPORATION REPORTS

FIRST QUARTER 2005 FINANCIAL RESULTS

EXTON, PA, May 5, 2005 — Adolor Corporation (NASDAQ: ADLR) today reported financial results for the three months ended March 31, 2005.

For the three months ended March 31, 2005, the Company reported a net loss of $12.0 million or $0.31 per basic and diluted share, compared to a net loss of $10.3 million or $0.26 per basic and diluted share for the same period in 2004.

“The first quarter of 2005 was highlighted in March by our joint announcement with GlaxoSmithKline of statistically significant top-line results from a Phase 2b study of Entereg (TM) in the treatment of opioid-induced bowel dysfunction,” said Bruce A. Peacock, president and chief executive officer. “We also made progress toward advancing our sterile lidocaine patch product to further clinical testing, and in further evaluation of our delta receptor targeted discovery research program. More recently, we announced that the Food and Drug Administration has extended the Prescription Drug User Fee Act target action date for our pending NDA for Entereg from April 25, 2005 to July 25, 2005.”

Contract revenues for the quarter ended March 31, 2005 were $2.9 million, compared to $3.6 million in the same period of 2004. This decrease related principally to a decrease in those expenses incurred by the Company which are reimbursable by Glaxo Group Limited (Glaxo) under the collaboration agreement between the two parties.

Research and development expenses in the first quarter of 2005 were $10.1 million, compared to $9.6 million for the same period in 2004. This increase is primarily due to increases in manufacturing development costs for product development candidates, and general operating expenses.

Marketing, general and administrative expenses increased to $5.6 million in the first quarter of 2005 from $5.1 million in the first quarter of 2004, as a result of increased personnel expenses.

As of March 31, 2005, the Company had approximately $147.0 million in cash, cash equivalents and short-term investments.

About Adolor Corporation

Adolor Corporation (Nasdaq: ADLR) is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products. Entereg (alvimopan) is Adolor’s lead product candidate under development for the management of the gastrointestinal side effects associated with opioid use. Adolor and Glaxo are collaborating in the worldwide development and commercialization of Entereg (TM) in multiple indications. Adolor is developing a sterile lidocaine patch which is in Phase 2 clinical development for post-incisional pain. Adolor also has a number of discovery research programs focused on the identification of novel compounds for the treatment of pain. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor Corporation is seeking to make a positive difference for patients, caregivers and the medical community. For more information, visit www.adolor.com.

This release, and oral statements made with respect to information contained in this release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors: the risk that Adolor may not obtain FDA approval for the Entereg(TM) postoperative ileus New Drug Application (NDA), whether due to the adequacy of the results of the Studies 14CL302, 14CL306, 14CL308 and 14CL313 to support FDA approval of Entereg(TM), the results from other clinical trials of Entereg(TM), including the Glaxo Phase 3 Study 001, the adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, reliance on third party manufacturers, adverse safety findings or otherwise; the risk that the FDA may not agree with Adolor’s analyses of Studies 14CL302, 14CL306, 14CL308 and 14CL313 and may evaluate the results of these studies by different methods or conclude that the results from the studies are not statistically significant, clinically meaningful or do not support safety or that there were human errors in the conduct of the studies or otherwise; the risk that the FDA will not meet the PDUFA target action date for the Entereg(TM) NDA; the risk that further studies of Entereg (TM) in OBD are not positive; the risk that the results of Study 001 do not support a submission of a marketing approval application for Entereg(TM) in Europe; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; Adolor’s history of operating losses since inception and its need for additional funds to operate its business; Adolor’s reliance on its collaborators, including Glaxo in connection with the development and commercialization of Entereg(TM); market acceptance of Adolor’s products, if regulatory approval is achieved; competition; and securities litigation.

Further information about these and other relevant risks and uncertainties may be found in Adolor’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Adolor at http://www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

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[Financial data table follows]

ADOLOR CORPORATION

STATEMENTS OF OPERATIONS DATA

(Unaudited)

	FOR THE THREE MONTHS ENDED MARCH 31,
	2005	2004
REVENUES
Contract revenues	$2,916,320	$3,645,491

OPERATING EXPENSES
Research and development	10,063,240	9,612,911
Marketing, general and administrative	5,607,674	5,089,428

Total operating expenses	15,670,914	14,702,339

Loss from operations	(12,754,594)	(11,056,848)
Interest income and other, net	786,553	779,739

Net loss	$(11,968,041)	$(10,277,109)

Basic and diluted net loss per share	$(0.31)	$(0.26)

Shares used in computing basic and diluted net loss per share	39,086,142	38,796,526

	BALANCE SHEET DATA (Unaudited)
	MARCH 31, 2005	DECEMBER 31, 2004
Cash, cash equivalents and short-term investments	$147,017,542	$162,323,525
Working capital	135,919,725	149,081,261
Total assets	161,261,058	178,103,385
Total stockholders’ equity	111,014,210	123,159,917